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                                                                   Exhibit 10.14

                            SETTLEMENT AGREEMENT

                  This Settlement Agreement ("Agreement") is made and executed as of this 20 day of February, 1998, by and between CSX Transportation, Inc. ("CSX"), Norfolk Southern Corporation and Norfolk Southern Railway Company (collectively, "NS"), and NGE Generation, Inc. ("NGE"), a wholly-owned subsidiary of New York State Electric & Gas Corporation ("NYSEG"). Each party shall be referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

                  WHEREAS, NYSEG and Consolidated Rail Corporation ("Conrail") have entered into various rail transportation contracts (including amendments thereto) (the "Contracts") under which Conrail undertook to transport coal to NYSEG's coal-fired electrical generating facilities in New York State;

                  WHEREAS, CSX and NS filed an application (the "Application") before the Surface Transportation Board ("STB") designated as Finance Docket No. 33388, CSX Corporation and CSX Transportation, Inc., Norfolk Southern Corporation and Norfolk Southern Railway Company -- Control and Operating Leases/Agreements -- Conrail Inc. and Consolidated Rail Corporation wherein CSX and NS sought, inter alia to acquire control of Conrail's rail lines and contracts;

                  WHEREAS, NYSEG filed a responsive application with the STB in which it opposed the STB granting the Application unless the STB imposed conditions which would avoid prejudice to NYSEG's rights under the Contracts;

                  WHEREAS, NYSEG has transferred its electrical generating assets, including the Kintigh and Milliken Stations and the Contracts pertaining thereto, to NGE in a corporate restructuring preparatory to possible future auctions of NYSEG generating assets as part of New York State's electricity deregulation efforts; and

                  WHEREAS, the Parties have reached agreement on a series of obligations which CSX and NS will perform in order to preserve NGE's rights under the Contracts, and now desire to set forth within this Agreement the specific terms and
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conditions of their agreement, including those terms and conditions which supersede the corresponding terms and conditions of the Contracts;

                  NOW, THEREFORE, in consideration of the premises and mutual obligations contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to enter into this Agreement, which shall be governed by the following terms and conditions:


                                    Section 1
                          Definitions and Abbreviations

                  The following terms, when used in this Agreement, have the meanings described in this section:

                  "Business Days" means Monday, Tuesday, Wednesday, Thursday and Friday, unless a legal holiday, as defined in Rule 6(a) of the Federal Rules of Civil Procedure, falls on that date.

                  "Central Pennsylvania Coal Fields" means all of the mines located in the following Rate Districts, as contained in Conrail's current Coal and Transportation Guide:

         Clearfield North         New Castle
         Clearfield South         Bullskin
         Avonmore                 Westmoreland (with the exception of Mine 84)
         Jubilee

                  "Closing Date" means the commencement of separate operations by NS and CSX pursuant to the decision in which the STB grants (with or without conditions attached thereto) the Application.

                  "Kintigh Contract" means the rail transportation contract between NGE and Conrail providing for transportation of coal to NGE's Kintigh Station (including the "Contract Service Commitment Letter of Agreement" between NYSEG and Conrail dated April 1, 1992), including all amendments thereto as of the date of this Agreement.

                  "Kintigh Station" means NGE's coal-fired electric generating station at West Somerset, NY.

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                  "Milliken Station" means NGE's coal-fired electric generating station at Ludlowville, NY.

                  "Mine 84" means Eighty-Four Mining Company's Mine 84 situated in Washington County, Pennsylvania.

                  "Net Ton" means a ton weighing 2000 pounds, and "NT" shall have a corresponding meaning.

                  "Non-Railroad Owned Equipment" means railcars for which NS or CSX, insofar as their operations pursuant to this Agreement are concerned, are not obligated to pay the car owner car hire fees.

                  "Powhatan" means Ohio Valley Coal Company's Powhatan #6 Mine situated at or near Alledonia, Ohio.

                  "RCAF(U)" means the Rail Cost Adjustment Factor (Unadjusted), published quarterly by the STB.

                  "SRC" means Somerset Railroad Corporation, a wholly-owned subsidiary railroad of NGE, which owns the rail line connecting the present Conrail Lockport Branch with NGE's Kintigh Station, as well as the railcars presently used to transport coal to Kintigh and Milliken Stations.

                  "Unit Train" means not less than 10,000 NT train.


                                    Section 2
                              Term and Obligations

                  2.1 Term. This Agreement shall commence as of the date first set forth above, and shall remain in effect until December 31, 2007 (unless extended as provided in the next paragraph), when the obligations of the Parties shall cease.

                  2.2 CSX's and NS' Obligations. The performance of the obligations of CSX and NS under this Agreement shall commence on the Closing Date. Should the STB fail to grant the Application or should CSX and NS choose, despite the STB's grant of the Application, not to consummate the transaction which forms the subject of the Application, then the obligations of CSX and NS specified in this Agreement shall be without force or effect. For each day the Closing Date is delayed beyond September 1, 1998, the December 31,

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2007, expiration date stated in the preceding paragraph shall be extended by the same number of days.

                  CSX and NS acknowledge and agree that if the STB grants the Application (with or without conditions attached thereto) and CSX and NS choose to consummate the transaction which forms the subject of the Application, then CSX will be bound by the terms and conditions of the Kintigh Contract, provided that nothing in this Agreement will be construed to extend the Kintigh Contract beyond the expiration date of that contract as it exists as of the date of this Agreement.

                  2.3 NGE's Obligations. The obligations of NGE under this Agreement shall commence on the date of this Agreement first set forth above.

                  2.4 All Parties' Obligations. Before the commencement of operations under this Agreement, the Parties shall enter into a more comprehensive rail transportation contract which shall embody the terms of this Agreement, as well as other essential terms which are customary and usual in rail transportation contracts. It shall be the joint responsibility of NS and CSX to draft such a contract and to present the draft thereof to NGE in sufficient time to assure that the contract can be reviewed and revised as necessary by NGE (in consultation with NS and CSX) and can be executed prior to the date NS and CSX are obligated under Section 2.2 hereof to commence performance under terms of this Agreement.


                                    Section 3
                           Support for the Application

                  Within two Business Days following the date of this Agreement, NGE shall file a letter with the STB withdrawing its responsive application filed in the Application proceeding, stating that its interest in this matter has been settled, that it withdraws its request that conditions be imposed on the grant of the Application, and that it supports the grant of the Application.


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                                    Section 4
                         Rail Service to Kintigh Station

                  Subject to the provisions of the second paragraph of Section 2.2, the Parties agree to establish new rail service options and new rate arrangements for Kintigh Station as follows:

                  4.1 Joint Line Rail Service. CSX and NS hereby agree to offer joint line rail service to Kintigh Station as follows:

                           4.1.1 NS shall operate over Conrail lines allocated
to NS and NS lines from Powhatan, Mine 84 and Central Pennsylvania Coal Fields to Buffalo, NY.

                           4.1.2 NS shall interchange Unit Trains to CSX at
Buffalo at a mutually acceptable point between CSX and NS up to but not more than 600,000 tons per annum. Should the period between the date of the last full year of operations hereunder commence and the termination date of this Agreement be less than a full year, then the 600,000 ton volume shall be prorated by the same percentage that the remaining fraction of a year bears to one year.

                           4.1.3  CSX shall be governed by the terms and
conditions set forth in the operating contracts between Conrail and SRC which govern operations on SRC property.

                  4.2 Joint Line Rates. CSX and NS hereby agree to transport no more than 600,000 NT of coal per annum to Kintigh at the following joint line rates:

                           4.2.1  for movements originating at Powhatan, $11.50
per Net Ton;

                           4.2.2  for movements originating at Mine 84, $11.25
per Net Ton; and

                           4.2.3 for movements originating at Central
Pennsylvania Coal Fields, $10.75 per Net Ton.

                           4.2.4 Beginning January 1, 2000, each of the
aforesaid rates shall increase annually by a percentage equal to the percentage by which the RCAF(U) has increased in the previous year, and in no event under any

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circumstances shall the rates be reduced below the rates set forth in this
Section 4.2.

                  4.3  Service Requirements.

                           4.3.1 CSX and NS shall provide rail service
exclusively in Non-Railroad Owned Equipment, including but not necessarily limited to SRC-owned or leased equipment.

                           4.3.2 The tonnage shipped pursuant to this Agreement
shall be counted as part of any minimum tonnage or percentage obligations of NGE in the Kintigh Contract.


                                    Section 5
                           Cycle Times And Diversions

                  5.1 Cycle Times. NS and CSX agree to cooperate fully in the handling of SRC-owned equipment utilized in serving Kintigh and Milliken Stations.

                  5.2 Scheduled Diversions. NS and CSX recognize that (i) from time to time, and at least fourteen times per annum, NGE is required to use in serving Milliken Station one of the two unit train sets that ordinarily cycles between the coal mines and Kintigh Station; (ii) this diversion is necessary to maintain adequate coal inventory at Milliken Station; and (iii) after the Closing Date, this diversion will require the transfer of an empty SRC unit train set between CSX and NS at a mutually agreed place and time before and after the train set cycles to Milliken. NS and CSX will use their reasonable best efforts to accommodate such scheduled train diversions and cycle times involving the Kintigh and Milliken Stations.

                  5.3 Non-Scheduled Diversions. NS and CSX agree to work with NGE each year to effect non-scheduled diversions of loaded trains up to a limit of 100,000 NT of coal shipped in the event that SRC-owned unit train sets are required to be diverted from Kintigh Station to Milliken Station or vice versa. In the event that a non-scheduled diversion is caused by factors beyond the control of NGE but within the control of NS and/or CSX, the involved tonnage shall be counted toward the 600,000 ton maximum contained in Section 4.1.2. NGE shall in each case inform CSX and

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NS whether a diversion is scheduled or non-scheduled. If a diversion is non-scheduled, NGE shall fully inform CSX and NS as to the basis and expected extent of the non-scheduled diversion. If rates are not already contained in an applicable contract, rates applicable to non-scheduled diversions under this Section will be included in rail transportation contract required by Section 2.4.


                                    Section 6
                           Severability of Provisions

                  Any Party may transfer or assign all or any portion of its rights in this Agreement upon receiving the prior written approval of the other Parties, which approval shall not be unreasonably withheld. Any transferee of any rights under this Agreement shall, as a condition precedent to any transfer of rights under this Agreement be required to execute an appropriate amendment to this Agreement in which such Party agrees to be bound by the terms and conditions of this Agreement.


                                    Section 7
                       Binding Agreement; Final Settlement

                  7.1 Binding Agreement; Authority of Signers. This Agreement shall take effect and shall be binding on all Parties hereto as of the date first set forth above. The signatories hereto represent and warrant that they
(i) have read, know and understand completely the contents hereof, and (ii) have full authority and are legally entitled to bind the Party on whose behalf they are executing this Agreement.

                  7.2 Agreement is Final. The Parties are each aware that although they may hereafter discover facts in addition to or different from those they now know or believe to be true in relation to the subject of this Agreement, this Agreement constitutes their final agreement concerning the subjects addressed herein. This Agreement may not be altered, amended or modified in any respect whatsoever, except by a writing duly executed by all of the Parties.

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                                    Section 8
                          Confidentiality of Agreement

                  This Agreement shall remain confidential among the Parties, their employees, contractors and agents, and shall not otherwise be disclosed by the Parties absent an order to do so from the STB, a court of proper jurisdiction or other similar authority or the written consent of all the Parties.


                                    Section 9
               Dispute Resolution, Governing Law and Construction

                  9.1 Agreement and Arbitration. Any dispute or disagreement between the Parties arising under or in connection with this Agreement shall be resolved through amicable discussion in good faith. If any dispute or disagreement cannot be resolved through such discussions, it shall be settled by binding arbitration under the commercial arbitration rules of the American Arbitration Association. The arbitration shall take place at a mutually agreeable place and, if any place cannot be agreed upon by the involved Parties, in Binghamton, NY.

                  9.2 New York Law Governs; Forum for Suits. This Agreement shall be governed by and interpreted under the laws of the State of New York, except any conflict of laws provision which would require the application of another state's laws in the interpretation and application of this Agreement. Any suit concerning this Agreement shall be brought in a court situated in New York State, and each Party hereby waives objection to jurisdiction of any such court over matters arising or alleged to arise under this Agreement. Judgment on any award may be entered in any court having jurisdiction thereof.

                  9.3 Construction. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and shall not be strictly construed against any of the Parties, preparation of this Agreement having received the input of all Parties hereto.

                  9.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, so that all counterparts taken together shall constitute one and the same instrument.

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                                   Section 10
                                     Notices

                  All notices and other communications hereunder shall be in writing and shall be personally delivered or shall be transmitted by facsimile with confirming copy sent postage prepaid, addressed as follows:

                  a.       To NGE-

                           Manager, Fuel Supply
                           New York State Electric & Gas Corp.
                           P.O. Box 5224
                           Binghamton, NY  13902
                           Fax:  (607) 762-8518

                  b.       To NS-

                           Mr. J. W. Fox
                           Vice President, Coal Marketing
                           Norfolk Southern Corporation
                           110 Franklin Road SE
                           Roanoke, VA  24042-0026
                           Fax:  (540) 985-6398

                  c.       To CSX-

                           Mr. Raymond L. Sharp
                           Vice-President, Coal Sales and Marketing
                           CSX Transportation
                           500 Water Street
                           Jacksonville, FL  32202
                           Fax:  (904) 359-7674.

                  Any Party may designate another person, address and/or fax number to which communications with such Party pertaining to this Agreement are to be sent by providing notice of same in writing to each other Party to this


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Agreement at their notice address stated in this Section or their subsequent current notification address if they have previously filed a change of same.

                  IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the date first set forth above.

                      CSX TRANSPORTATION, INC.


                      By:
                            Name: Raymond L. Sharp
                            Title: Vice President Coal

                      NORFOLK SOUTHERN CORPORATION
                      AND NORFOLK SOUTHERN RAILWAY COMPANY


                      By:
                            Name: J.W. Fox Jr.
                            Title: Vice President Coal

                      NGE GENERATION, INC., a wholly-owned subsidiary of NEW YORK STATE ELECTRIC & GAS CORPORATION


                      By:
                            Name: Gary L. Sickles
                            Title: President

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